Registration No. 333-129675

Registration No. 333-164827

Registration No. 333-184805

Registration No. 333-199855

Registration No. 333-228367

Registration No. 333-233949

As filed with the Securities and Exchange Commission on November 10, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (REGISTRATION NO. 333-129675)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (REGISTRATION NO. 333-164827)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (REGISTRATION NO. 333-184805)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (REGISTRATION NO. 333-199855)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (REGISTRATION NO. 333-228367)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (REGISTRATION NO. 333-233949)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, PA	16056
(Address of principal executive offices)	(Zip Code)

II-VI Incorporated 2005 Omnibus Incentive Plan

II-VI Incorporated 2009 Omnibus Incentive Plan

II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan

Amended and Restated Finisar Corporation 2005 Stock Incentive Plan (As Amended and Restated Effective September 2, 2014)

II-VI Incorporated Amended and Restated 2018 Omnibus Incentive Plan

(Full title of the plan)

Jo Anne Schwendinger

Chief Legal and Compliance Officer and Secretary

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This is (i) Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-129675) (the “2005 Form S-8”), filed by II-VI Incorporated (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on November 14, 2005, relating to the II-VI Incorporated 2005 Omnibus Incentive Plan (the “II-VI 2005 Plan”); (ii) Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-164827) (the “2010 Form S-8”), filed by the Registrant with the Commission on February 10, 2010, relating to the II-VI Incorporated 2009 Omnibus Incentive Plan (the “2009 Plan”); (iii) Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-184805) (the “2012 Form S-8”), filed by the Registrant with the Commission on November 7, 2012, relating to the II-VI Incorporated 2012 Omnibus Incentive Plan (the “Original 2012 Plan”); (iv) Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-199855) (the “2014 Registration Statement”), filed by the Registrant with the Commission on November 4, 2014, relating to the II-VI Incorporated Amended and Restated 2012 Omnibus Incentive Plan (the “First Amended and Restated 2012 Plan”), which is an amendment and restatement of the Original 2012 Plan; (v) Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-228367) (the “2018 Form S-8”), filed by the Registrant with the Commission on November 14, 2018, relating to the II-VI Incorporated 2018 Omnibus Incentive Plan (the “Original 2018 Plan”); and (vi) Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-233949) (the “2019 Form S-8”), filed by the Registrant with the Commission on September 26, 2019, relating to (a) the Amended and Restated Finisar Corporation 2005 Stock Incentive Plan (As Amended and Restated Effective September 2, 2014) (the “Finisar 2005 Plan”) and (b) the Finisar Corporation 401(k) Profit Sharing Plan (the “Finisar 401(k) Plan”).

On November 9, 2020 (the “Approval Date”), the Registrant’s shareholders approved the II-VI Incorporated Amended and Restated 2018 Omnibus Incentive Plan (the “Amended and Restated 2018 Plan”), which is an amendment and restatement of the Original 2018 Plan. Under the terms of the Amended and Restated 2018 Plan, effective as of the Approval Date, no new awards may be granted under (i) the II-VI 2005 Plan; (ii) the 2009 Plan; (iii) the II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Plan”), which is a further amendment and restatement of the First Amended and Restated 2012 Plan; or (iv) the Finisar 2005 Plan (collectively, the “Predecessor Plans”). In addition, any shares of the Registrant’s Common Stock that currently are subject to an outstanding award under any of the Predecessor Plans will become available for issuance under the Amended and Restated 2018 Plan if such award under a Predecessor Plan expires unexercised or is terminated, surrendered, or forfeited, in whole or in part, from and after the Approval Date.

The 2005 Form S-8 registered the offer and sale of 1,800,000 shares of the common stock, no par value (“Common Stock”), of the Registrant issuable pursuant to the II-VI 2005 Plan. As of the Approval Date, there were no outstanding awards under the II-VI 2005 Plan. Accordingly, the offering of securities pursuant to the 2005 Form S-8 has been terminated. Pursuant to the undertaking in Item 512(a)(3) of Regulation S-K that the Registrant remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing Post-Effective Amendment No. 1 to the 2005 Form S-8 to reflect that the offering and sale of shares thereunder has been terminated and that any remaining shares of Common Stock thereunder hereby are removed from registration.

The 2010 Form S-8 registered the offer and sale of 2,300,000 shares of the Registrant’s Common Stock issuable pursuant to the 2009 Plan. As of the Approval Date, 405,960 shares of the Registrant’s Common Stock were subject to outstanding awards under the 2009 Plan and would become available for issuance under the Amended and Restated 2018 Plan if such awards expire unexercised or are terminated, surrendered, or forfeited, in whole or in part, from and after the Approval Date. Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution, the Registrant is filing this Post-Effective Amendment No. 1 to the 2010 Form S-8 to reflect that any shares of the Registrant’s Common Stock that are currently subject to outstanding awards under the 2009 Plan, if such awards expire unexercised or are terminated, surrendered, or forfeited, in whole or in part, from and after the Approval Date, no longer may by issued under the 2009 Plan and may instead be issued under the Amended and Restated 2018 Plan.

The 2012 Form S-8 registered the offer and sale of 1,900,000 shares of the Registrant’s Common Stock issuable pursuant to the Original 2012 Plan. The 2014 Registration Statement registered the offer and sale of 3,000,000 additional shares of the Registrant’s Common Stock issuable pursuant to the First Amended and Restated 2012 Plan, which is an amendment and restatement of the Original 2012 Plan. The First Amended and Restated 2012 Plan was amended and restated when the Registrant’s shareholders approved the 2012 Plan on November 6, 2015. As of the Approval Date, 2,748,529 shares of the Registrant’s Common Stock were subject to outstanding awards under the 2012 Plan and would become available for issuance under the Amended and Restated 2018 Plan if such awards expire unexercised or are terminated, surrendered, or forfeited, in whole or in part, from and after the Approval Date. Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution, the Registrant is filing this Post-Effective Amendment No. 1 to the 2012 Form S-8 and this Post-Effective Amendment No. 1 to the 2014 Registration Statement to reflect that any shares of the Registrant’s Common Stock that are currently subject to outstanding awards under the 2012 Plan, if such awards expire unexercised or are terminated, surrendered, or forfeited, in whole or in part, from and after the Approval Date, no longer may by issued under the 2012 Plan and may instead be issued under the Amended and Restated 2018 Plan.

The 2018 Form S-8 registered the offer and sale of 3,550,000 shares of the Registrant’s Common Stock issuable pursuant to the Original 2018 Plan. Shares of the Registrant’s Common Stock issuable pursuant to the Original 2018 Plan from and after the Approval Date will be issuable pursuant to the Amended and Restated 2018 Plan because the Amended and Restated 2018 Plan is an amendment and restatement of the Original 2018 Plan. Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution, the Registrant is filing this Post-Effective Amendment No. 1 to the 2018 Form S-8 to reflect that any shares of the Registrant’s Common Stock that are issuable under the Original 2018 Plan from and after the Approval Date instead will be issued under the Amended and Restated 2018 Plan.

The 2019 Form S-8 registered the offer and sale of (i) 4,023,481 shares of the Registrant’s Common Stock issuable pursuant to restricted stock units granted pursuant to the Finisar 2005 Plan that were assumed by the Registrant in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of November 8, 2018 (the “Merger Agreement”), by and among the Registrant, Mutation Merger Sub Inc. and Finisar Corporation; (ii) 930,563 shares of the Registrant’s Common Stock issuable under the Finisar 2005 Plan, the unused capacity of which was assumed by the Registrant in connection with the consummation of the transactions contemplated by the Merger Agreement; and (ii) 1,000,000 shares of the Registrant’s Common Stock issuable pursuant to the Finisar Corporation 401(k) Profit Sharing Plan (the “Finisar 401(k) Plan”), which was assumed by the Registrant in connection with the consummation of the transactions contemplated by the Merger Agreement. On February 27, 2020, the Registrant filed Post-Effective Amendment No. 1 to the 2019 Form S-8 to withdraw and remove from registration 1,000,000 unissued and unsold shares of the Registrant’s Common Stock issuable pursuant to the Finisar 401(k) Plan. As of the Approval Date, 2,424,248 shares of the Registrant’s Common Stock were subject to outstanding awards under the Finisar 2005 Plan and would become available for issuance under the Amended and Restated 2018 Plan if such awards expire unexercised or are terminated, surrendered, or forfeited, in whole or in part, from and after the Approval Date. Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution, the Registrant is filing this Post-Effective Amendment No. 2 to the 2019 Form S-8 to reflect that any shares of the Registrant’s Common Stock that are currently subject to outstanding awards under the Finisar 2005 Plan, if such awards expire unexercised or are terminated, surrendered, or forfeited, in whole or in part, from and after the Approval Date, no longer may by issued under the Finisar 2005 Plan and may instead be issued under the Amended and Restated 2018 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 10th day of November, 2020.

II-VI INCORPORATED

By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Chief Financial Officer and Treasurer

Note: Pursuant to Rule 478 under the Securities Act, no other person is required to sign this Post-Effective Amendment to the Registration Statement.